UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

SYNPLICITY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

SYNPLICITY FAQS

For Optionees and Shareholders with Options, Shares or Restricted Stock Units Granted Under the

Synplicity, Inc. 1995 Stock Option Plan

Synplicity, Inc. 2000 Stock Plan

Synplicity, Inc. 2000 Director Option Plan or

Synplicity, Inc. 2000 Employee Stock Purchase Plan

•                  INTRODUCTION

The following is a series of Frequently Asked Questions about how the proposed acquisition of Synplicity, Inc. by Synopsys, Inc. will affect optionees of Synplicity who hold options and/or restricted stock units under the Synplicity, Inc. 1995 Stock Option Plan, the Synplicity, Inc. 2000 Stock Plan, the Synplicity, Inc. 2000 Director Option Plan or outside such aforementioned plans.  Furthermore, you will find how the proposed acquisition shall affect your participation in the 2000 Employee Stock Purchase Plan.  Additional information can also be found in the “Summary,” “Merger Agreement” and other sections of the Proxy Statement.  A copy of the Proxy Statement is available on the Synplicity intranet at http://investor.synplicity.com/sec.cfm.

•                  DEFINITIONS OF COMMONLY USED TERMS

1995 Plan:  Synplicity, Inc. 1995 Stock Option Plan.

2000 Plan:  Synplicity, Inc. 2000 Stock Plan.

2000 Director Plan:  Synplicity, Inc. 2000 Director Option Plan.

ESPP: 2000 Employee Stock Purchase Plan.

Proxy Statement: The definitive proxy statement of Synplicity filed with the Securities Exchange Commission on April 17, 2008.

Letter of Transmittal.  Each Synplicity shareholder who holds physical stock certificates will be required to complete a legal document known as a Letter of Transmittal and submit that document to Synopsys’ payment agent, U.S. Bank, N.A., in order to exchange such shareholder’s Synplicity shares for the Merger Consideration.  To receive the Merger Consideration, each Synplicity optionee whose options will not be assumed by Synopsys and cancelled will be required to complete a Letter of Transmittal and submit that document to U.S. Bank, N.A.

Merger:  The merger of St. Andrews Acquisition Corp., a wholly-owned subsidiary of Synopsys, with and into Synplicity.

Merger Agreement:  The agreement signed by Synopsys, St. Andrews Acquisition Corp. and Synplicity setting forth the mechanics by which Synplicity will merge with a wholly owned subsidiary of Synopsys.

Merger Consideration.  Each share of Synplicity common stock outstanding prior to the closing of the Merger will be converted into the right to receive $8.00 in cash, without interest.

Payment Agent:  U.S. Bank, N.A. or any other agent or agents as may be agreed upon by Synopsys and Synplicity.

Plan:  All stock option plans, programs, agreements or arrangements of Synplicity, collectively, including the 1995 Plan, the 2000 Plan, the 2000 Director Plan and any other non-plan option grant, agreement or arrangement with respect to Synplicity common stock.

RSUs: Restricted stock units granted under the 2000 Plan.

Synplicity: Synplicity, Inc.

Synopsys: Synopsys, Inc.

•                  GENERAL INFORMATION

Q1:     When will the transaction close?

A1:                The transaction is expected to close on May 15, 2008, subject to the approval of Synplicity shareholders and required regulatory approvals and clearances.

•                  STOCK OPTIONS

Q2:                How will my options be treated in the Merger?

A2:                The treatment of your options will differ depending on the exercise price of your options and/or the Plan under which your options were granted.  You can determine which Plan(s) your options were granted under and the applicable exercise price by logging into E*Trade or contacting Penny Miller at penny@synplicity.com or 408-251-6019.

Synopsys will assume and convert into options to acquire Synopsys common stock those options outstanding immediately prior to the closing of the Merger granted under (1) the 2000 Plan without regard to the per share exercise price and (2) the 1995 Plan with a per share exercise price of exactly $8.00 (the “Assumed Options”).  The Assumed Options generally will be subject to the terms and conditions set forth in the applicable Plan under which the options were granted and the individual stock option agreements, including the vesting schedule.  However, the exercise price of each Assumed Option and the number of shares of Synopsys common stock subject to such Assumed Option will be adjusted as described in Question and Answer 3.

Synopsys will not assume any Synplicity options granted (1) under the 1995 Plan, other than those with an exercise price equal to exactly $8.00, (2) under the 2000 Director Plan or (3) outside any Synplicity option plan that are unexpired, unexercised and outstanding immediately prior to the closing of the Merger.  Instead, all of the options that are not assumed will fully accelerate and become 100% vested in connection with the Merger.  All unassumed vested options with a per share exercise price of less than $8.00 will be cancelled and converted into the right to receive a cash amount equal to $8.00 (without interest) minus the exercise per share price, subject to applicable withholding tax.  For example, if the per share exercise price of your option is $5.00, you will receive $3.00 per share ($8.00 - $5.00 = $3.00), subject to applicable withholding tax.  Any unassumed options with an exercise price equal to or greater than $8.00, regardless of whether they become fully vested in connection with the Merger, will be cancelled and extinguished at the close of the Merger.

Q3:                What will be the terms of my Assumed Options?

A3:                Assumed Options will be subject to the terms and conditions set forth in the applicable Plan under which the options were granted and the individual stock option agreements (including the vesting schedule), except as described below.

(a)           Number of Shares.  Each Assumed Option will be exercisable, subject to any applicable vesting, for the number of shares of Synopsys common stock equal to the product of the number of Synplicity shares that were issuable upon exercise of the Assumed Option immediately prior to the closing of the Merger multiplied by the Exchange Ratio (as defined below), rounded down to the nearest whole share.  For example, assuming the Exchange Ratio is 0.35 and you own 100 shares of Synplicity common stock, you will receive 35 shares of Synopsys common stock (0.35 x 100 = 35) in exchange for your 100 shares of Synplicity common stock.

(b)           Exercise price.  Each Assumed Option will have a new exercise price equal to the quotient determined by dividing the Assumed Option’s original exercise price by the Exchange Ratio (as defined below), rounded up to the nearest whole cent.  For example, assuming the Exchange Ratio is 0.35 and the original exercise price of your Assumed Option is $5.00, your new per share exercise price shall be $14.29 ($5.00 ÷ 0.35 = $14.29).

(c)           Underlying Shares.  As mentioned above, your Assumed Options will be exercisable for Synopsys common stock, instead of Synplicity common stock.

(d)           Exchange Ratio.  The Exchange Ratio will be calculated immediately prior to the completion of the Merger by dividing $8.00 by the average of the closing sales prices of Synopsys common stock as quoted on the Nasdaq Global Select Market for the 10 consecutive trading days ending with the trading day that is three trading days prior to the completion of the merger.  For example, assuming the average closing sales prices of Synopsys common stock is $22.85, the Exchange Ratio shall be 0.35 ($8.00 ÷ $22.85 = 0.35).

(e)           Other terms.  All references to Synplicity in the applicable Plan and in your individual stock option agreements will be references to Synopsys.  All other terms and conditions of your Assumed Options, including the vesting schedule, will remain the same as the terms and conditions of your Synplicity options immediately prior to the closing of the Merger.

Q4:                Can I exercise my vested options prior to the closing of the Merger?

A4:                Yes, you can exercise your vested options at any time prior to the closing of the Merger (subject to the terms of the applicable Plan and insider trading rules and any “blackout periods” that Synplicity has or may impose) provided that the options have not expired.  If you wish to exercise your vested options, you must timely submit a properly executed exercise notice and pay the applicable exercise price in accordance with the terms of your options.  Please note that in order to process any exercise before the closing of the Merger, you must submit all applicable documentation and monies no later than 1:00 p.m. Pacific Time on Friday, May 9, 2008.  If you do not submit your exercise notice and pay the applicable exercise price prior to such time, your option may not be exercised before the Merger is closed.

Note, however, you do not need to exercise your vested options in order to receive the Merger Consideration if your options will not be assumed or to have your eligible options assumed provided the Merger closes.

Q5:                What is the Merger Consideration payable with respect to Synplicity common stock?

A5:                Pursuant to the Merger Agreement, each Synplicity shareholder will receive $8.00 in cash, without interest, for each share of Synplicity common stock.

Q6:                If my options are not being assumed by Synopsys and I am not a current shareholder, what is the procedure for me to receive my Merger Consideration?

A6:                If your options are not assumed and you are eligible to receive the Merger Consideration in exchange for the cancellation of your options, then Synopsys will cause the Payment Agent to distribute the Merger Consideration to you, less the option exercise price and applicable payroll taxes after you complete and execute the Letter of Transmittal.

Q7:                If I am a current shareholder, what is the procedure for me to receive my Merger Consideration?

A7:                If you are a shareholder who holds physical stock certificates at the time the Merger is completed, a letter will be mailed to you no later than three days after the closing of the Merger from the Payment Agent containing a Letter of Transmittal and instructions explaining what you must do to effect the surrender of your share certificates in exchange for the Merger Consideration.  In order for you to receive your Merger Consideration, you should return the following items to the Payment Agent:

•                  An executed Letter of Transmittal, and

•                  Share certificates evidencing your ownership in Synplicity common stock.

If you hold your Synplicity shares in your E*Trade or other brokerage account, your broker will coordinate with the Payment Agent.  Your broker may ask you to complete some forms to receive the Merger Consideration.

Q8:                When should I expect to receive my Merger Consideration?

A8:                Synopsys will deposit cash sufficient to deliver the aggregate Merger Consideration in trust with the Payment Agent within three days after the close of the Merger.  The Payment Agent will distribute the Merger Consideration shortly thereafter to you if you hold physical Synplicity stock certificates.  You must first deliver your executed Letter of Transmittal and share certificates to the Payment Agent before you will receive any proceeds.

Q9:                What if I do not hold my shares in a brokerage account and am unable to find the share certificates evidencing my stock ownership?

A9:                You will need to prepare an affidavit acknowledging that your share certificate has been lost, stolen or destroyed.  Synopsys or the Payment Agent may require you to post a bond in order for the Payment Agent to issue the Merger Consideration to you.  Once the Payment Agent has received the proper materials from you, the Payment Agent will issue, in exchange for such lost, stolen or destroyed share certificate, the Merger Consideration.

Q10:         May I transfer my shares of Synplicity common stock after the close of the Merger?

A10:         No.  You may not transfer your shares of Synplicity common stock after the close of the Merger.  If you hold physical certificates for your Synplicity shares, you may follow the instructions on the Letter of Transmittal to have the Merger Consideration paid to someone else.  If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered share certificate is registered in its records, the Payment Agent will only issue such Merger Consideration if the certificate representing such shares and presented to the Payment Agent is properly endorsed or is otherwise accompanied by all documents required to evidence and effect such transfer.

•                  RESTRICTED STOCK UNITS (RSUs)

Q11:         How will my RSUs be treated in the Merger?

A11:         Synopsys will assume all outstanding Synplicity RSUs in the Merger (the “Assumed RSUs”).  The Assumed RSUs will be subject to the terms and conditions set forth in the 2000 Plan and the related RSU award agreement as in effect immediately prior to the close of the Merger.  RSU holders will receive additional information prior to the closing of the Merger regarding vesting of RSUs.  However, the number of shares of Synopsys common stock subject to such Assumed RSUs will be adjusted as described in Question and Answer 12.

Q12:         What will be the terms of my Assumed RSUs?

A12:         Assumed RSUs generally will be subject to the terms and conditions set forth in the 2000 Plan under which the RSUs were granted and the individual restricted stock unit award agreements, except for certain terms as described below.

(a)           Number of Shares.  The number of shares of Synopsys common stock subject to each Assumed RSU will equal the product of the number of Synplicity shares subject to the RSU immediately prior to the closing of the Merger multiplied by the Exchange Ratio (as defined below), rounded down to the nearest whole share.  For example, assuming the Exchange Ratio is 0.35 and you own Synplicity RSUs with 100 shares of Synplicity common stock subject to such RSUs, your assumed RSUs will now have 35 shares of Synopsys common stock subject to such RSUs (0.35 x 100 = 35).

(b)           Exchange Ratio.  The Exchange Ratio will be calculated immediately prior to the completion of the Merger by dividing $8.00 by the average of the closing sales prices of Synopsys common stock as quoted on the Nasdaq Global Select Market for the 10 consecutive trading days ending with the trading day that is three trading days prior to the completion of the merger.  For example, assuming the average closing sales prices of Synopsys common stock is $22.85, the Exchange Ratio shall be 0.35 ($8.00 ÷ $22.85 = 0.35).

(d)           Underlying Shares.  As mentioned above, your Assumed RSUs will become RSUs to acquire Synopsys common stock, instead of Synplicity common stock.

(e)           Other terms.  All references to Synplicity in the 2000 Plan and in your individual restricted stock unit award agreements will be references to Synopsys.  All other terms and conditions of your Assumed RSUs, including the vesting schedule, will remain the same as the terms and conditions of your RSUs immediately prior to the close of the Merger.  RSU holders will receive additional information prior to the close of the Merger regarding vesting of RSUs.

•                  EMPLOYEE STOCK PURCHASE PLAN (ESPP)

Q13:         Will I be able to make further purchases under the ESPP?

A13:         Synplicity has agreed to cause a final purchase under the ESPP to occur the business day prior to the closing of the Merger.  This means that the purchase period which begins on May 1, 2008 will be truncated.  There will be no further offering or purchase periods after the closing of the Merger.  Once the Merger has occurred, Synplicity employees will be provided information about the Synopsys employee stock purchase plan for future offerings.

Q14:         What if I own shares purchased through Synplicity’s ESPP?

A14:         Shares of Synplicity common stock purchased in the final purchase period under Synplicity’s ESPP prior to the close of the Merger will be automatically converted into the right to receive

$8.00 in cash, without interest, on the same basis as all other shares of Synplicity common stock, except no share certificate will be issued representing those shares.

Q15:         When will I receive the Merger Consideration for the ESPP shares?

A15:         You will not receive a stock certificate or brokerage account deposit of shares for the shares you purchase in the last ESPP purchase period.  Instead, the Payment Agent will remit the Merger Consideration, less any applicable tax withholding, to you within 5 business days after receipt of your properly completed and duly executed Letter of Transmittal.

•                  TAX TREATMENT

THE INFORMATION IN THIS SECTION IS INTENDED TO BE A GENERAL DISCUSSION FOR INFORMATION ONLY.  YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR FOR INDIVIDUAL ADVICE AND THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

FURTHERMORE, THE TAX INFORMATION BELOW APPLIES ONLY TO U.S. TAXPAYERS.  IF YOU ARE A TAXPAYER IN ANOTHER JURISDICTION, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR.

Q16:         Are there any tax consequences if my options are being assumed by Synopsys?

A16:         No.  The assumption of your options by Synopsys will not give rise to a tax event.

Q17:         Are there any tax consequences if my out of the money options are cancelled and extinguished?

A17:         Out of the money options are any of your options which have an exercise per share price of greater than $8.00.  The cancellation of your out of the money options from the 1995 Plan will not give rise to a tax event.

Q18:         How will I be taxed if my options are not assumed and I am entitled to the Merger Consideration?

A18:         You will recognize ordinary income in the amount of your aggregate cash payment to the extent the Merger Consideration of $8.00 per share exceeds the per share exercise price of your options at the time such cash is paid to you, regardless of whether your options are incentive stock options or nonstatutory stock options.  Such income will constitute wages and will therefore be subject to the collection of applicable federal and state income and employment withholding taxes. See pages 42 to 43 of the Proxy Statement for an explanation of the tax impacts.

Q19:         How will I be taxed if I decide to exercise my options prior to the Merger?

A19:         If you exercise incentive stock options prior to the Merger, your receipt of cash consideration in the Merger will be a disqualifying disposition of the shares underlying the incentive stock option.  You will recognize ordinary income equal to the excess, if any, of the lesser of (i) the fair market value of the shares underlying your exercised option as of the date of exercise minus the aggregate exercise price or (ii) the total amount you realize in the Merger for shares underlying your exercised option minus the aggregate exercise price.  Such income will constitute wages but will not be subject to collection of federal and state income and employment withholding taxes.  To the extent you exercise nonstatutory stock options prior to the Merger, you will recognize ordinary income equal to the excess, if any, of the fair market value of the shares underlying your exercised option as of the date of exercise minus the aggregate exercise price.  Such income will constitute wages and will therefore be subject to the collection of applicable federal and state income and employment withholding taxes. Any additional gain or loss realized upon the disposition of option shares for in the Merger, for either type of option, will be short-term capital gain or loss (assuming you hold such shares as a capital asset).

Q20:         Are there any tax consequences if my RSUs are being assumed by Synopsys?

A20:         No.  The assumption of your RSUs by Synopsys will not give rise to a tax event.

Q21:         Are there any tax consequences if I purchased shares under the ESPP?

A21:         In general, you do not recognize income either at the time rights to purchase shares are granted to you or when you exercise such rights and purchase shares of common stock under the ESPP during an offering period.

The tax consequences of the Merger on the disposition of common stock you purchased, under the ESPP will depend upon how long you held such shares.  If you held the shares for both (i) one year after acquiring the shares and (ii) two years after the date on which the offering commenced, you will have a qualifying disposition and be entitled to certain beneficial tax treatment, including certain long term capital gains.  Otherwise, you will have a disqualifying disposition and you will be required to recognize a larger amount of your gains, if any, as ordinary income, and not long term capital gains.

•            NEXT STEPS

Q22:         When will I be able to sell Synopsys shares I acquire by exercising an Assumed Option or upon vesting of an RSU?  Will there be any trading restrictions?

A22:         Synopsys has agreed to file a registration statement with the SEC within seven business days after the closing of the Merger.  Until the registration statement is on file, you may not sell Synopsys shares you acquire upon exercise of Assumed Options or vesting of assumed RSUs.  In addition you may be subject to mandatory trading windows if you are an executive officer or other person deemed to be an insider for purposes of Synopsys insider trading compliance program.  Information about the Synopsys insider trading compliance program will be provided to you after the closing of the Merger.  Regardless of whether you are subject to the mandatory trading windows, you are subject to the general compliance obligations set forth in the Synopsys insider trading compliance program and you may violate United States securities laws if you sell Synopsys shares while in possession of material nonpublic information about Synopsys.  You will receive a copy of the Synopsys insider trading policy and training regarding the insider trading compliance program.

•                  ADDITIONAL QUESTIONS?

Q23:         I have other questions that were not answered here.  Who can I ask?

A23:         Contact Penny Miller at penny@synplicity.com or 408-251-6019.

•                  FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements that involve risks and uncertainties concerning Synopsys’ proposed acquisition of Synplicity.  Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties.  The potential risks and uncertainties include, among others, the possibility that the transaction will not close, that the closing may be delayed or that the companies may be required to modify aspects of the transaction to obtain regulatory approval.  Neither Synopsys nor Synplicity undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this document.

•                  ADDITIONAL INFORMATION ABOUT THE PROPOSED ACQUISITION AND WHERE TO FIND IT

On April 17, 2008, Synplicity filed a definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) regarding the proposed acquisition of Synplicity by Synopsys. Investors and security holders of Synplicity are urged to read the definitive proxy statement and any other relevant materials filed by Synopsys or Synplicity with the SEC because they contain, or will contain, important information about Synopsys, Synplicity and the proposed acquisition.  The definitive proxy statement has been mailed to the security holders of Synplicity.  The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Synopsys or Synplicity with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Synopsys by contacting Synopsys Investor Relations, 700 East Middlefield Road, Mountain View, California, 94043, (650) 584-5000. Investors and security holders may obtain free copies of the documents filed with the SEC by Synplicity by contacting Synplicity Investor Relations, 600 W. California Avenue, Sunnyvale, California, 94086, (408) 215-6000.

Synplicity and its officers and directors may be deemed to be participants in the solicitation of proxies from Synplicity’s shareholders with respect to the Merger.  A description of any interests that these officers and directors have in the Merger will be available in the Proxy Statement. Additional information concerning Synplicity’s directors and executive officers is set forth in Synplicity’s Amendment No.1 to Annual Report on Form 10-K, which was filed with the SEC on April 4, 2008.  These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Synplicity’s Investor Relations page on its corporate website at www.synplicity.com.